EXHIBIT 10.4
Amendment to Employment Agreement

THIS AMENDMENT (“Amendment”), dated as of February 25, 2013, to the Employment Agreement, dated as of September 19, 2011 (the “Agreement”), between The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), and Marc Cedric Yann Prouvé, a resident of Mamaroneck, New York (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company are parties to the Agreement;

WHEREAS, the Company and the Executive wish to amend the Agreement to reflect the mutually agreed upon changes;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree to amend the Agreement as follows:

1.	Effectiveness. All changes to the Agreement set forth in this Amendment shall be effective as of the date hereof.

2.
Definition of Cause. Paragraph 6(d)(iv) of the Agreement shall be amended to read as follows: “The Executive’s failure to follow a material lawful directive of the President & CEO of the Company that is within the scope of the Executive’s duties for a period of ten (10) business days after notice from the President & CEO of the Company specifying the performance required;”

3.	Certain Limitation. Paragraph 6(h) of the Agreement shall be replaced as follows:

“(i)          For purposes of this Section 6(h), (A) a “Payment” means any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (B) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s); (C) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of Code; (D) “Reduced Amount” shall mean the amount that (1) has a Present Value that is less than the Present Value of all Payments (without application of this Section 6(h)) and (2) results in aggregate Net After-Tax Receipts for all such Payments (after application of this Section 6(h)) that are greater than the Net After-Tax Receipts for all such Payments would have been made if this Section 6(h) were not applied; and (E) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(ii)          Anything in the Agreement to the contrary notwithstanding, in the event that a nationally recognized certified public accounting firm (other than the firm serving as the Company’s independent auditor) as may be designated by the Executive (the “Accountants”) determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, the Accountants shall determine whether some amount of Payments meets the definition of “Reduced Amount.”  If the Accountants determine that there is a Reduced Amount, then the aggregate Payments shall be reduced to such Reduced Amount.

(iiii)          If the Accountants determine that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments equals the Reduced Amount), and shall advise the Company in writing of his election within ten (10) days of his receipt of notice; provided, that the Executive shall not be permitted to elect to reduce any Payment that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code.  If no such election is made by the Executive within such ten-day period, the Company shall reduce the Payments in the following order: (1) by reducing amounts payable pursuant to Section 6(c)(iv) of the Agreement, then (2) by reducing amounts payable pursuant to Section 6(c)(vi) of the Agreement, then (3) by reducing amounts payable pursuant to Section 6(c)(v) of the Agreement, then (4) by reducing the amount payable pursuant to Section 6(c)(iii) of the Agreement, and then (5) by reducing amounts payable to the Executive pursuant to the Company’s Amended and Restated Fiscal 2002 Share Incentive Plan, and any award agreement thereunder by and between the Executive and the Company. All determinations made by the Accountants under this Section shall be binding upon the Company and the Executive and shall be made within sixty (60) days of a termination of employment of the Executive.  As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Executive such Payments as are then due to the Executive and shall promptly pay to or distribute for the benefit of the Executive in the future such Payments as become due to the Executive.

(iv)          As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accountants believe has a high probability of success determine that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would (A) violate Section 402 of the Sarbanes-Oxley Act of 2002, or (B) not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(v)          All fees and expenses of the Accountants in implementing the provisions of this Section 6(h) shall be borne by the Company.

(vi)          Subject to the foregoing provisions of this Subsection 6(h), in the event that any Payments are to be reduced pursuant to this Section 6(h), such Payments shall be reduced such that the reduction of compensation to be provided to the Executive as a result of this Section 6(h) is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code.“

4.	Miscellaneous.
a.	Except as provided above, all other terms and conditions of the Agreement shall remain the same.
b.	All paragraph references are to the Sections of the Agreement.
c.	Capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Agreement except to the extent the term is modified herein.
d.	This Amendment shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

THE ESTÉE LAUDER COMPANIES INC.

/s/ Marc Cedric Yann Prouvé	By:	/s/ Amy DiGeso
Marc Cedric Yann Prouvé		Name:	Amy DiGeso
		Title:	Executive Vice President – Global Human Resources

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